Exhibit (p)(5)

CODE OF ETHICS

I.	INTRODUCTION

This Code of Ethics and the provisions contained herein (this “Code”), to the extent consistent with local laws and regulations, applies to all employees (including interns and temporary employees with assignments of 10 calendar days or more), senior executives, partners, officers and certain other individuals as designated by an Approving Officer (referred to herein collectively as “employees”) of Oaktree Capital Management, L.P. and its subsidiaries and affiliates, but excluding any entity (other than sub-funds and special purpose entities) in which any fund or separate account managed by Oaktree Capital Management, L.P. or its affiliates has made, directly or indirectly, an investment (including any joint ventures) (collectively, “Oaktree”). Certain individuals subject to this Code may be independent contractors to Oaktree or employees of outside service providers; nothing herein is intended to affect the status of such individuals’ relationship with Oaktree. Every employee should consider himself or herself subject to the requirements of this Code unless otherwise specifically exempted pursuant to Article V of this Code by Oaktree’s Chief Compliance Officer.

The following policies are incorporated herein by reference as if fully set out within this Code:

•	Personal Investment Transactions Policy;
•	Insider Trading Policy;
•	Expert Network Policy;
•	Gifts, Meals, Entertainment Travel and Lodging Policy;
•	Political Activity Policy; and
•	Outside Activity Policy.

Oaktree’s Chief Compliance Officer has been designated as the individual with responsibility to explain and implement this Code and to provide to all such persons this Code and any amendments thereto. The Chief Compliance Officer may delegate such responsibilities, as necessary. Receipt of this Code satisfies Oaktree’s obligation to notify all employees of their obligations.

Standards of conduct

This Code is based on the principle that Oaktree employees owe a fiduciary duty to the clients of Oaktree. This duty of care, integrity, honesty and good faith for all employees is expressed in the general guiding principles detailed below. As an employee, you should conduct yourself in all circumstances in accordance with such general guiding principles.

•	You must at all times place the interest of our clients before your own interests.
•	You must pay strict attention to potential conflicts of interest, avoiding them if possible and disclosing them and dealing with them appropriately when the conflict is unavoidable or inherent in our business.
•	You must adhere to the fundamental standard that Oaktree employees should not take advantage of their positions for their personal benefit.

Critically, the effectiveness of Oaktree’s policies regarding ethics depends on your judgment and integrity rather than on any set of written rules. Accordingly, you must be sensitive to the general principles involved, alert for potential conflicts that may arise between your own interests and those of Oaktree or its clients, and aware of the purposes of this Code and the specific policies, procedures and examples provided throughout this document.

Sometimes it may be difficult to determine what behavior is necessary or appropriate in order to adhere to these general principles, so this Code contains several guidelines for proper conduct and related examples. Some examples of activities in which you may engage that could potentially pose a conflict include:

•	Contracting on Oaktree’s behalf with a vendor of which the CEO or other senior executive is your family member.
•	Placing a trade on behalf of an Oaktree client or fund with a securities broker with whom you recently attended a high-profile entertainment event.
•	Acquiring property leased by Oaktree or that an Oaktree strategy is considering for acquisition.
•	Contributing to the campaign of a political candidate for a position that oversees the selection of investment managers for a public retirement plan that is a client or prospective client of Oaktree.
•	Serving as a trustee of a foundation or a director of a company that is a prospective client of Oaktree.
•	Frequently attending entertainment events at the invitation of service providers engaged by or seeking business from Oaktree.

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CODE OF ETHICS

•	Accepting outside employment that interferes with your responsibilities at Oaktree.
•	Owning an interest in a company or a property with which Oaktree, its funds, accounts or a portfolio company conducts or intends to conduct business.
•	Soliciting charitable donations from outside service providers to your department or that your department is considering engaging.

While an activity may pose a conflict, it does not necessarily mean that you will be prohibited from engaging in the activity. The Legal and Compliance departments will evaluate the potential conflict, advise on the appropriate course of action and implement any necessary compliance controls to prevent a violation of applicable laws, regulations, contractual obligations and/or Oaktree policies. The examples provided above do not constitute an exhaustive list of potential conflicts that you may encounter since conflicts can arise in a myriad of situations. For this reason, if you are uncertain as to whether a real or apparent conflict exists in any particular situation between your interests or the interests of Oaktree and those of its clients, you should consult with Oaktree’s Chief Compliance Officer or an Approving Officer immediately. Honesty at all times and in all things is an essential part of your responsibility to Oaktree. A lack of integrity with Oaktree or with its clients will not be tolerated.

II.	DEFINITIONS

As referenced throughout this Code, “Access Persons” include all Oaktree employees/members, except certain persons specified by Oaktree’s Chief Compliance Officer or an Approving Officer who (i) do not devote substantially all working time to the activities of Oaktree and (ii) do not have access to information about the day-to-day investment activities of Oaktree.

Please refer to Code Definitions, which is maintained as a separate document and incorporated herein, for defined terms used throughout the Code of Ethics.

III.	GENERAL POLICY REQUIREMENTS

Confidentiality

The provision of services to Oaktree by employees creates a relationship of confidence and trust. Oaktree employees will come into possession of, or otherwise have access to, Confidential Information which has commercial value to Oaktree’s business, including information created, discovered or developed by employees. All such Confidential Information is to be treated as highly confidential and is not to be disclosed or discussed with anyone except as required by law or as required in the performance of an employee’s duties to Oaktree, and is not to be used for the benefit of any employee or to the detriment of Oaktree or Brookfield, in each case unless expressly permitted by Oaktree’s General Counsel. Employees may not take, remove or retain upon ceasing to be an employee for any reason any document, paper, electronic file or other storage medium containing or relating to any Confidential Information, any Intellectual Property or any physical property of Oaktree or Brookfield. All Intellectual Property of Oaktree is the exclusive property of Oaktree and/or Brookfield and is intended for Oaktree’s and/or Brookfield’s sole use. Oaktree employees are not permitted to retain excerpts, notes, drafts, electronic versions, photographs, reproductions or copies of any kind of any Confidential Information after the cessation of their employment with Oaktree.

Nothing in this Code shall prohibit or restrict an Oaktree employee based in the U.S. from (i) participating, testifying or assisting in any investigation, hearing or other proceeding before the U.S. Equal Employment Opportunity Commission, the U.S. National Labor Relations Board or any similar agency enforcing federal, state or local anti-discrimination or anti-harassment laws; (ii) reporting possible violations of U.S. federal, state or local laws or regulations, including any possible securities law violations, to any U.S. governmental agency or entity, including the U.S. Department of Justice, the U.S. Securities and Exchange Commission (the “SEC”), the United States Congress or any agency inspector general; (iii) making any other disclosures that are protected under the whistleblower provisions of U.S. federal, state or local laws or regulations; (iv) otherwise fully participating in any federal, state or local whistleblower programs, including any such programs managed by the SEC or the U.S. Occupational Safety and Health Administration; (v) discussing or disclosing an employee’s own compensation, discussing or disclosing the compensation of any other individual where such individual has voluntarily disclosed such compensation to another employee, or inquiring about other employees’ wages; (vi) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that an employee has reason to believe is unlawful; (vii) engaging in any other conduct protected by U.S. federal, state or local law, including the U.S. National Labor Relations Act; or (viii) if an employee’s employment relationship with Oaktree is governed by California law, disclosing or discussing any information governed by the provisions of California Labor Code sections 96(k), 232, 232.5, 1102.5 or 1197.5(k)(1) or California Government Code section 12964.5.

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CODE OF ETHICS

Employees will generally be subject to one or more agreements addressing the use of confidential Oaktree information and intellectual property in connection with their provision of services to Oaktree. Such agreements may contain more restrictive or detailed obligations than those set forth in this Code and may contain additional exceptions applicable under relevant laws or regulations permitting disclosures of certain information by employees to particular recipients or under particular circumstances. Nothing in this Code is intended to limit any employee’s rights or obligations, or Oaktree’s rights, under any such agreement.

Compliance with laws and regulations

All employees are expected to be familiar and comply with the laws and regulations applicable to their day-to-day responsibilities, including the relevant securities laws and regulations applicable to their activities. In some cases, this may involve the securities laws and regulations of multiple jurisdictions. If you have any questions about any such law or regulation, you should consult Oaktree’s Chief Compliance Officer or an Approving Officer. If you become aware of any violations of this Code, you should report them, in accordance with local law requirements. See Article V of this Code for further discussion.

Business opportunities that rightfully belong to oaktree

Employees must not take for their own advantage an opportunity that rightfully belongs to Oaktree or its clients. Whenever Oaktree has been actively soliciting a business opportunity, or the opportunity has been offered to Oaktree or Oaktree-managed funds or accounts, or Oaktree facilities or personnel have been used in pursuing the opportunity, that opportunity rightfully belongs to Oaktree and not to employees who may be in a position to divert the opportunity for their own benefit.

Examples of improperly taking advantage of a corporate opportunity include:

•	Selling information to which an employee has access because of the employee’s position.
•	Receiving a commission or fee on a transaction which would otherwise accrue to Oaktree or its clients.
•	Diverting business from Oaktree.

Personal dealings with oaktree business contacts

Employees are generally prohibited from leveraging relationships with Oaktree clients, vendors and other business contacts (“Oaktree Contacts”) gained during the course of their employment for personal purposes. Personal purposes include, but are not limited to the solicitation of political contributions and charitable donations. You should reference the Political Activity policy and the section of this Code on solicitation of charitable contributions in for specific obligations in these two areas. In certain limited situations, employees may be permitted to conduct such activities with Oaktree Contacts, subject to the prior approval of the employee’s Department Head, the Chief Compliance Officer or an Approving Officer and, in certain circumstances, a Co-Chief Executive Officer.

Soliciting charitable donations

While employees are generally prohibited from leveraging relationships with Oaktree Contacts for personal purposes, you may solicit charitable donations from Oaktree Contacts, subject to the following conditions:

•	Before soliciting any donations from Oaktree Contacts, all Oaktree employees must first obtain approval from your Department Head and the Chief Compliance Officer or an Approving Officer. Pre-approval is required even if a personal relationship exists with an Oaktree Contact.
•	Soliciting a charitable donation from someone in exchange for business, a favor, preferential treatment and/or similar commitments or guarantees of reciprocity are strictly prohibited.

•	Neither the Oaktree employee soliciting the donation nor the employee’s immediate family members should personally benefit from the resulting donation.

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CODE OF ETHICS

•	Oaktree employees who are directly or indirectly involved in contract negotiations are prohibited from soliciting charitable donations from Oaktree Contacts actively involved in a current negotiation or RFP process.

Pre-approval requests to solicit donations from Oaktree Contacts should be initiated by contacting your Department Head and the Compliance department. Each request will be evaluated for potential conflicts, regulatory risk and/or reputational risk that the request may pose to the firm, with full consideration of our fiduciary responsibility to Oaktree’s clients. In certain circumstances, Compliance will seek approval from the Global Head of Marketing (or his or her designee) as well as the Co-Chief Executive Officer. The decision to approve or deny any request for pre-approval to solicit charitable donations will remain in the sole discretion of the relevant Department Head, the Chief Compliance Officer and/or the relevant Approving Officer.

Giving advice to clients

No Oaktree employee may provide legal advice to Oaktree’s clients. You should avoid statements that might be interpreted as legal advice and refer questions in this area to Oaktree’s Legal department. No Oaktree employee may give clients advice on tax matters, the preparation of tax returns or investment decisions, except as may be appropriate in the performance of an official fiduciary or advisory responsibility or as otherwise required in the ordinary course of your duties.

IV.	OTHER EMPLOYEE CONDUCT

Personal financial responsibility

It is important that employees properly manage their personal finances. Imprudent personal financial management may affect job performance and lead to more serious consequences for employees in positions of trust. In particular, you are not permitted to borrow from clients, or from providers of goods or services with whom Oaktree deals, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment.

Corporate property or services

Employees are not permitted to act as principal for either themselves or their immediate families in the supply of goods, properties, or services to Oaktree, its funds or portfolio companies unless approved by Oaktree’s General Counsel or Chief Financial Officer. Purchase or acceptance of corporate property or use of the services of other employees for personal purposes is also prohibited. This includes the use of in-house counsel for personal legal advice absent approval from the Oaktree’s General Counsel or use of outside counsel for personal legal advice at the expense of Oaktree.

Requirements for licensed representatives

If you are a licensed representative of any Oaktree entity/affiliate you may be subject to additional policies and procedures.

Use of oaktree-sponsored communication mediums and stationery

Employees should use their Oaktree email and other Oaktree-sponsored mediums (e.g., Bloomberg e-mail and instant messaging, Microsoft Outlook and Teams) (collectively, “Oaktree communication resources”) primarily for conducting Oaktree business. While occasional use of Oaktree email for personal communications is permissible, employees must seek pre-approval prior to using Oaktree communication resources to conduct personal outside business activities including those involving political, civic and charitable solicitations as such communications may incorrectly imply Oaktree’s sponsorship or endorsement of such activities. Questions concerning Oaktree communication resources and requests to seek pre-approval should be directed to Compliance at CodeofEthics@oaktreecapital.com. Use of Oaktree communication resources must also comply with Oaktree’s Computer Acceptable Use Policy. All communications made via Oaktree communication resources are the property of Oaktree.

Social media policy

The purpose of the Oaktree Social Media Policy, which is part of Oaktree’s Computer Acceptable Use Policy, is to establish prudent and acceptable practices regarding the use of social media sites and to educate individuals who use social media sites of the responsibilities associated with such use. Oaktree recognizes that employees may wish to post content on the Internet via various social media sites, blogs and tools such as Facebook, Instagram, X, LinkedIn, etc.

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CODE OF ETHICS

collectively referred to as “social media sites”). However, because Oaktree is subject to the rules and regulations of the securities industry, certain postings may be considered to be “investment advice,” “correspondence” or “advertising.” Additionally, postings may reflect poorly on the employee, and, by implication, may negatively impact Oaktree’s reputation. In order to address the potential risks inherent in using social media sites, Oaktree has established certain social media use requirements to which all employees must adhere.

V.	EXEMPTIVE RELIEF

Oaktree’s Chief Compliance Officer or an Approving Officer will review and consider any proper request of an Access Person for relief or exemption from any restriction, limitation or procedure contained in this Code which is claimed to cause a hardship for such Access Person or which may involve an unforeseen or involuntary situation where no abuse is involved. Exemptions of any nature may be given on a specific basis or a class basis, as such officers determine. Exemptions from Access Person status may also be granted to any person or class of persons such officers determine do not warrant such status. Any Access Person’s request for relief should be in writing and should state the basis for the request. Any such approval shall be appropriately documented and maintained by Oaktree’s Compliance department.

VI.	ANNUAL COMPLIANCE CERTIFICATION AND PERIODIC REPORTING

Periodic compliance reporting and training

As an Access Person, you are required to complete all assigned Compliance certifications, disclosures and mandatory training and to do so in a timely manner. Failure to complete such items by the prescribed deadlines may constitute a violation of this Code, as applicable.

Annual compliance certification

Access Persons will be required to certify annually that (i) they have received, read, and understand the terms of this Code and any amendments thereto and that they recognize the responsibilities and obligations incurred by being subject to this Code, and (ii) they are in compliance with the requirements of this Code.

VII.	REPORTING OF VIOLATIONS AND SANCTIONS

Any violation of this Code should be promptly reported to Oaktree’s Chief Compliance Officer or an Approving Officer, in accordance with local law requirements. Such reports will be promptly investigated. No retaliation will be permitted against any Oaktree employee who makes a report in good faith, regardless of whom the report concerns or the outcome of the resulting investigation or inquiry. An employee who is found to have engaged in retaliation against another employee for making a report will be subject to disciplinary measures that may include termination of employment.

All employees are encouraged to seek advice from Oaktree’s Chief Compliance Officer or an Approving Officer with respect to any action or transaction which may violate this Code and should refrain from any action or transaction which might lead to the appearance of a violation.

Upon the reporting or discovery of a violation of this Code, Oaktree’s Chief Compliance Officer or an Approving Officer, in consultation with other Oaktree officers as deemed necessary, may impose such sanctions as he or she deems appropriate. Generally, the first violation of this Code will result in a written warning. Additional violations may, if circumstances warrant, result in escalation to the offending employee’s manager and the Chief Compliance Officer, a personal trading suspension, a fine, or additional training regarding the policies and procedures violated. The process of issuing violations and sanctions noted above is a general guideline. In any particular case, a violation may warrant more severe sanctions, including without limitation, a reversal of any improper transaction, more punitive monetary penalties, demotion and suspension or termination of employment and forfeiture of benefits. Any and all sanctions to be imposed will be determined at the sole discretion of Oaktree’s Chief Compliance Officer or an Approving Officer.

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CODE OF ETHICS

Version Date	Summary of Action	Approver
2/23/2023	Periodic review. No material changes made.	Adam Himmelberger, vice president, compliance
5/2/2025	Code Definition section updated.	Adam Himmelberger, SVP, Compliance
9/4/2025	Several updates from Legal clarifying confidential information.	Lenard Gorokhov, AVP, Legal

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CODE DEFINITIONS

Below are a defined terms as referenced in the Code:

“Access Persons” include all Oaktree employees/members and Oaktree Contractors/Consultants, except certain persons specified by the Chief Compliance Officer or an Approving Officer, who (i) do not devote substantially all working time to the activities of Oaktree, and (ii) do not have access to information about the day-to-day investment activities of Oaktree.

“Approving Officer” means an officer of Oaktree named on the separate “List of Approving Officers and Chief Compliance Officer” which is maintained on Oaktree Central.

“Basket Instrument” includes exchange traded funds, exchange traded notes, publicly traded closed-end funds, publicly traded (non-REIT) investment trusts, unit investment trusts, futures and options on such instruments, and derivative instruments that track or link to an index or basket of Securities. This definition does not include publicly traded equity issued by Real Estate Investment Trusts (REITs), Business Development Companies (BDCs), or single-stock ETFs.

“Beneficial Ownership” of a Security, means that an Access Person or any Related Person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a Security, even if title is in another name (i.e., has opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such Security).

“Confidential Information” means any information concerning the employees, organization, business or finances of Oaktree or any party (including any actual or prospective client, investor, partner, member, shareholder, portfolio company, counterparty, customer, vendor or other person) with which Oaktree is engaged or conducts business, including business strategies, operating plans, acquisition strategies (including the identities of, and any other information concerning, possible acquisition candidates), financial information, valuations, analyses, investment performance, market analysis, acquisition terms and conditions, personnel, compensation, ownership information, know-how, customer lists and relationships, the identity of any client, investor, partner, member, shareholder, portfolio company, customer, vendor or any other third party, and supplier lists and relationships, as well as all other secret, confidential or proprietary information belonging to Oaktree; provided, however, that Confidential Information does not include any information generally known to the public other than as a result of disclosure by an Oaktree employee in violation of this Code or in violation of any other obligation of confidentiality to which Oaktree employees are subject.. Confidential Information expressly includes all Oaktree trade secrets, including the aforementioned Confidential Information, that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use. Confidential Information also expressly includes (a) information concerning the employees, organization, business or finances of Brookfield Corporation, Brookfield Asset Management Ltd. and their respective subsidiaries and successors (collectively, “Brookfield”), other than information generally known to the public other than as a result of disclosure by an Oaktree employee in violation of this Code or in violation of any other obligation of confidentiality to which Oaktree employees are subject, and (b) any Brookfield trade secrets.

“Consultation” for the purpose of the Expert Network Policy is defined as any discussion between Oaktree staff and an Expert arranged by an approved Expert Network.

“Designated Broker” is an Oaktree-approved brokerage firm for brokerage accounts of Access Persons and their Related Persons. The List of Designated Brokers is maintained on Oaktree Central.

“Employee”, for the purpose of the Expert Network only, is defined as employee, consultant, advisor, board member or their equivalents.

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“Expert Networks” are defined as entities that refer paid industry professionals (“Experts”), such as physicians, academics, industry professionals and scientists who have specialized knowledge of and experience in certain sectors, industries, products and fields, to third parties (such as investment and securities firms) for a fee to provide information, advice, analysis, market expertise or industry experience for use in the diligence process of a potential investment, formulating investment views or ongoing oversight of current investments. Expert Networks maintain a database of or conduct specialized searches for Experts relevant to a specific inquiry submitted by the client and then connect such selected Experts to the client.

“Holding Periods” are restrictions on how often you may trade a Security.

“Immediate Family Member” means relatives with whom you share a close connection but are not defined as Related Persons, including but not limited to a financially dependent child, step-child, grandchild, parent, step-parent, sibling, step-sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law and sister-in-law, grandparent, aunt, uncle, niece, nephew or cousin.

“Intellectual Property” means (a) any and all investment or trading records, agreements or data; (b) any and all financial and other analytic models, records, data, methodologies or software; (c) any and all investment advisory contracts, fee schedules and investment performance data; (d) any and all investment agreements, limited partnership agreements, limited liability company agreements, subscription agreements, private placement memorandums and other offering documents and materials; (e) any and all client, investor or lists, records or contact data; (f) any and all other documents, records, materials, data, trade secrets and other incidents of any business carried on by Oaktree or learned, created, developed or carried on by any employee of Oaktree (in whatever form, including print, electronic or otherwise); and (g) all trade names, services marks and logos under which Oaktree does business, and any combinations or variations thereof and all related logos.

“Investment Professionals” are Access Persons who are portfolio managers, investment analysts and securities traders.

“G7 Governments” include the United States, United Kingdom, France, Germany, Italy, Japan and Canada.

“Political Activity” includes the following activities:

•	Campaign contributions (e.g. direct monetary donations, indirect monetary donations such as campaign paraphernalia purchases);

•	Political campaign-related solicitation/fund raising activity;
•	Participation as a committee or board member of a politically active non-profit organization (e.g., a 501(c)(4) entity), political action committee (a “PAC”), independent-expenditure committee (e.g. a Super PAC) or any other political committee or organization. Such activity would also constitute an outside business activity, subject to the pre-approval requirements outlined in the Outside Activities Policy; and
•	Monetary or in-kind benefits, to, or for the benefit of, among others, any government official, candidate running for office, political party, legislative leadership, politically active non-profit organizations, ballot measure committees, independent expenditure-only committees or PACs.

“Public Official”, for purposes of the Code and the Anti-Corruption Policy, includes a “Foreign Official” under the Foreign Corrupt Practices Act and a “Foreign Public Official” under the Bribery Act as well as the following:

•	Full- or part-time government employees, or by regional subdivisions of governments, including states, provinces, districts, counties, cities, towns and villages or by independent agencies, state-owned businesses, state-controlled businesses or public academic institutions. For example, employees of sovereign wealth funds, government-sponsored pension plans (i.e. pension plans for the benefit of government employees), and government sponsored-university endowments.
•	Political party officials and candidates for political office.
•	Employees of public international organizations (e.g., the African and Asian Development Banks, the European Union, the International Monetary Fund, the United Nations and the Organization of American States).
•	For the purposes of the Expert Network Policy only, any person with legislative, regulatory or any other government approval authority, or who participates in any committee or group with approval authority, with respect to any issue discussed during the Consultation (e.g. an FDA official who has approval authority over a drug of interest).

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“Outside Party” is a current or prospective client, provider of goods or services (including a broker), or others with whom Oaktree has dealings, including a Private Sector Counterparty Representatives.

“Private Sector Counterparty Representative” is an owner, employee or representative of a private entity, such as a partnership or corporation, with which Oaktree is conducting or seeking to conduct business.

“Public Oaktree Funds” means publicly traded funds for which Oaktree acts as investment manager, adviser or sub-adviser. A List of Public Oaktree Funds is maintained on Oaktree Central.

“Related Person” of an Access Person includes the following:

●	A spouse, domestic partner, financially dependent child of the Access Person;
●	Anyone else who beneficially owns securities if the Access Person or their spouse/domestic partner/financially dependent child can:
(i)	obtain benefits substantially equivalent to ownership of the securities;
(ii)	obtain ownership of the securities immediately or within 60 days; or
(iii)	control, influence, vote, or dispose of the securities.

“Securities” (or each individually a “Security”) includes any interest or instrument commonly known as a security, including stocks, bonds, notes, options, warrants, financial commodities, futures, other derivative products, and interests in private placements, limited partnerships or other entities.

“Spread Betting” is a type of speculative investing that involves gambling on the price movement of a Security, index, currency, or commodity among others. A bid and offer price (also called the spread) is quoted and investors bet whether the price of the reference asset/reference rate will be lower than the bid or higher than the offer. The investor does not own the reference asset/reference rate, they speculate on the price movement.

“Three Prong Test” means (i) Shareholders have the right to redeem on demand; (ii) Net asset value (“NAV”) is calculated on a daily basis in a manner consistent with the principles of section 2(a)(41)of the Investment Company Act of 1940; and (iii) Shares are issued and redeemed at NAV and this NAV is calculated on a forward pricing basis (i.e., based upon the next NAV of the fund, not the previous or current NAV of the fund).

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Version Date	Summary of Action	Approver
11/17/2022	Clarified Basket Instrument definition	Adam Himmelberger, vice president
8/16/23	Clarified Basket Instrument definition	Adam Himmelberger, vice president
11/11/24	Clarified Basket Instrument definition	Adam Himmelberger, SVP
3/24/25	Updated Related Person definition	Adam Himmelberger, SVP
9/4/2025	Updated confidential information definition	Lenard Gorokhov, AVP, Legal

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